Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165714, No. 333-168970, No. 333-172100, No. 333-180144 and No. 333-188679 on Form S-8, No. 333-175095, No. 333-179043, No. 333-187771 and No. 333-187780 on Form S-3, of our report dated March 26, 2013 (March 28, 2014 as to the effects of the restatement and the reverse stock split discussed in Notes 2 and 1, respectively, to the consolidated financial statements), relating to the consolidated financial statements of Anthera Pharmaceuticals, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2) appearing in this Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California
March 28, 2014